Exhibit 99.3

Little Tikes Announces New Licensing Agreement with Genius Products, Inc.; New Line of Little Tikes Branded Music Compilations to Debut in Fall 2004

    HUDSON, Ohio--(BUSINESS WIRE)--March 30, 2004--Genius Products, Inc. (OTCBB:GNPI) announced today that it has signed a multi-year agreement with The Little Tikes Company to create "Little Tikes Tunes," a series of music inspired by Little Tikes' popular toys designed for imaginative play. The agreement was developed by The Beanstalk Group, the licensing agent for Little Tikes.
    Working with Little Tikes and The Beanstalk Group, Genius Products will create a line of 12 CDs based on Little Tikes' toys for role-play activities and outdoor adventures. The line will include collections of kid's classics, instrumental, nursery rhymes, and classical music, and will be sold individually and in multi-packs. The music line will debut in fall 2004, complementing the well-established Little Tikes licensing program already available at retail.
    "Genius Products has a great track record of creating compelling music that kids and their parents can enjoy together," stated Frank Shorf, Manager, The Little Tikes Company. "Working together, we will develop fun and creative soundtracks to inspire imaginative play and to enhance the experience of playing with Little Tikes toys."
    "Little Tikes is one of the most respected toy brands in the world," said Klaus Moeller, CEO of Genius Products. "With more than $4 billion in retail sales since 1995, 96% brand awareness, and ranked #1 by moms for both quality and durability, Little Tikes toys provide terrific inspiration for a creative line of children's music. We are proud to add our music series to this great line-up of fun and entertaining products."
    Based in Hudson, Ohio, Little Tikes is best known as a manufacturer of toys for children, including ride-ons, outdoor playground sets, and role play sets. The company's corporate philosophy is based on creating safe, durable toys that promote imagination and creativity among children. Little Tikes ensures that its reputation extends to the products produced by its license partners.
    Genius Products, Inc. is a multi-brand company that designs and markets family entertainment products including DVDs, videos, CDs and cassettes. The products are sold under various brand names including Baby Genius, Kid Genius, AMC, TV Guide, Bozo the Clown, Paddington Bear, Raggedy Ann & Andy, and Guess How Much I Love You. The company's award-winning products are widely distributed at major retail stores nationwide such as Target, Wal*Mart, Toys R Us, Babies R Us, Borders, Best Buy, Shopko, Meijers. The Company also licenses the Baby Genius brand to third party companies for a variety of products, including books, apparel and infant care products. Promotional partners include Kellogg's, The World Famous San Diego Zoo, Parents Magazine, Playtex, Fazoli's and Child Magazine.
    The Beanstalk Group, with approximately 325 employees, is the world's leading trademark licensing and promotional merchandise agency and consultancy. With offices and/or fulfillment centers in the U.S. (New York, Detroit, Los Angeles, and Orlando), Canada (Toronto, Vancouver, Calgary, and Winnipeg), and Europe (London), Beanstalk offers clients a complete solution to their brand licensing and promotional merchandise needs. Current Beanstalk clients include AT&T, The Coca-Cola Company, Harley-Davidson, Ford Motor Company, The Stanley Works, Mary-Kate and Ashley, and The Rubbermaid Group. For more information, please visit www.beanstalk.com.

    This press release contains certain forward-looking statements that involve a number of uncertainties. Such statements are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, and are based on the assumptions and expectations of the company at the time such statements are made. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include the company's ability to grow its business, the continuation of the company's distribution network, growth and other matters, which are described in the company filings with the SEC.

    CONTACT: Genius Products Inc., San Diego, Calif.
             Klaus Moeller, 858-793-8840
             info@geniusproducts.com
                     or
             The Little Tikes Company
             Dan Skinner, 312-988-2371
             dskinner@webershandwick.com